Exhibit 99.1

Parker Drilling Announces Appointment of Chief Financial Officer
HOUSTON, September 25, 2017 /PRNewswire/ – Parker Drilling Company (NYSE: PKD) announced today the appointment of Michael (Mike) W. Sumruld as Senior Vice President and Chief Financial Officer, effective October 1, 2017. With Mr. Sumruld’s appointment, Jon-Al Duplantier, Parker Drilling’s Senior Vice President, Chief Administrative Officer and General Counsel will relinquish his additional responsibilities as interim CFO.
Mr. Sumruld, age 47, most recently held the position of Vice President and Chief Accounting Officer from January through September 2017 at LyondellBasell Industries N.V., one of the largest plastics, chemicals and refining companies in the world. In his role there, he had global responsibility for corporate accounting, financial reporting, and internal controls. Prior to LyondellBasell, Mr. Sumruld worked at Baker Hughes Incorporated, a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. During his 18 year tenure, he held a range of financial roles, including most recently Vice President and Treasurer; Vice President Finance – Eastern Hemisphere; and Director – Investor Relations. Additionally, he held financial roles covering the U.S., Latin America, and the Eastern Hemisphere as well as global financial roles covering several product lines. Mr. Sumruld is a certified public accountant and holds a bachelor’s degree in accounting from the University of Houston and an MBA from Texas A&M University.
“We are pleased to welcome Mike to the Parker team,” said Gary Rich, the Company’s Chairman, President and CEO. “His extensive experience in the international oilfield services business, coupled with his financial expertise will be a great asset to Parker.
“We also thank Jon-Al Duplantier for his leadership as interim CFO over the past several months. His dedication and focus built over 22 years of energy industry experience as a respected and trusted leader provided a seamless transition,” concluded Mr. Rich.
Company Description
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select U.S. and international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.
Contact: Jason Geach, Vice President, Investor Relations & Corporate Development, (+1) (281) 406-2310, jason.geach@parkerdrilling.com.